Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nxu, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	50,000,000	$0.17725	$8,862,500	0.00011020	$976.65
	Total Offering Amounts					$8,862,500	0.00011020	$976.65
	Net Fee Due							$976.65

(1)	Represents shares of Class A common stock, $0.0001 par value per shares (“Common Stock”) of Nxu, Inc. that will be offered for resale by the selling stockholders identified in the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales price of the Class A common stock as reported by The Nasdaq Stock Market LLC on September 18, 2023.